Exhibit 10.1

TAX SHARING AGREEMENT

BY AND BETWEEN

THE TIMKEN COMPANY

AND

TIMKENSTEEL CORPORATION

Dated June 30, 2014

Exhibit 10.1

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”), dated June 30,2014, is by and between The Timken Company (“Timken”), an Ohio corporation, and TimkenSteel Corporation (“TimkenSteel”), an Ohio corporation. Each of Timken and TimkenSteel is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Timken, through itself and its direct and indirect Subsidiaries, currently conducts the Steel Business and the Bearings Business;

WHEREAS, the board of directors of Timken has determined that it is in the best interests of Timken and its shareholders to separate into two publicly traded companies: (a) Timken, which will continue to conduct, directly and through its Subsidiaries, the Bearings Business, and (b) TimkenSteel, which will continue to conduct, directly and through its Subsidiaries the Steel Business;

WHEREAS, Timken has contributed to TimkenSteel certain assets related to the Steel Business in exchange for the assumption by TimkenSteel of liabilities associated with the Steel Business (the “Contribution”);

WHEREAS, on the Distribution Date and subject to the terms and conditions of this Agreement, Timken will distribute to the Record Holders (as defined in the Separation Agreement), on a pro rata basis, all the outstanding common shares, without par value, of TimkenSteel then owned by Timken (the “Distribution”), and the board of directors of Timken has approved such Distribution;

WHEREAS, for U.S. federal income tax purposes, the Contribution and the Distribution, taken together, are intended to qualify as a reorganization that is described in Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, Timken anticipates receiving an opinion of Covington & Burling LLP to the effect that, among other things, the Contribution and the Distribution, taken together, will be tax-free (except for cash received in lieu of fractional shares) to TimkenSteel, Timken, and the Timken shareholders for U.S. federal income tax purposes under Sections 355(a) and 368(a)(1)(D) and related provisions of the Code;

WHEREAS, prior to consummation of the Contribution and the Distribution, Timken will be the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code that includes TimkenSteel; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth

Exhibit 10.1

certain covenants and indemnities relating to the preservation of the tax-free status of the Contribution and the Distribution.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.01(b).

“Acting Party” has the meaning set forth in Section 6.02(b).

“Adjustment” means any change in the Tax liability of a taxpayer, determined issue-by-issue or transaction-by-transaction, as the case may be.

“Aggregate Carryback Amount” has the meaning set forth in Section 4.02(c).

“Agreement” has the meaning set forth in the preamble.

“Bearings Business” means (i) the business and operations conducted by Timken and its Subsidiaries prior to the Distribution comprising what is referred to in the Timken 10‑K as the Mobile Industries, Process Industries, and Aerospace segments; (ii) any other business (other than the Steel Business) directly conducted by any member of the Timken Group as of or prior to the Distribution; and (iii) any business operation or assets that, at the time they were discontinued or sold, were not part of the Steel business as then reported in the Timken 10-K.

“Benefited Party” has the meaning set forth in Section 4.01(b).

“Carryback Amount” has the meaning set forth in Section 4.02(c).

“CAT Credit” means the commercial activity Tax credit under Ohio state Tax Law.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contribution” has the meaning set forth in the preamble.

Exhibit 10.1

“Contribution Agreement” means the Contribution, Assignment and Assumption Agreement, dated April 1, 2014, between the Parties.

“Controlling Party” means Timken or any other member of the Timken Group with respect to any Mixed Business Tax Return and Single Business Tax Return related to the Bearings Business, and TimkenSteel or any other member of the TimkenSteel Group with respect to any Single Business Tax Return related to the Steel Business.

“Counsel” means Covington & Burling LLP.

“Disqualifying Action” means a Timken Disqualifying Action or a TimkenSteel Disqualifying Action.

“Distribution” has the meaning set forth in the preamble.

“Distribution Date” means the date on which the Distribution occurs.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date of this Agreement, between the Parties.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in the Contribution Agreement or Separation Agreement or that is undertaken pursuant to, or in connection with, the Contribution or the Distribution.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term by Section 355(d)(4) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

Exhibit 10.1

“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article 3.

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article 3.

“Information” has the meaning set forth in Section 7.01(a).

“Information Request” has the meaning set forth in Section 7.01(a).

“Interested Party” means Timken or TimkenSteel (including any successor and/or assign of any of the foregoing), as the case may be, to the extent (i) such Person or a member of such Person’s group is not a Controlling Party with respect to a Tax Proceeding and (ii) such Person or a member of such Person’s group is (A) an Indemnifying Party or (B) an Indemnified Party.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.

“Mixed Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that relates to at least one asset or activity that is part of the Bearings Business, on the one hand, and at least one asset or activity that is part of the Steel Business, on the other hand.

“Non-Acting Party” has the meaning set forth in Section 6.02(b).

“Opinion” means the opinion of Counsel to the effect that the Contribution and Distribution, taken together, will qualify as tax-free (except for cash received in lieu of fractional shares) to TimkenSteel, Timken and Timken shareholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) and related provisions of the Code.

Exhibit 10.1

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” has the meaning set forth in the preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 6.02(b).

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Distribution Date.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, arrangement, or substantial negotiations within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by the applicable Party’s management or shareholders, is a hostile acquisition, or otherwise, as a result of which such Party would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from such Party and/or one or more holders of outstanding shares of such Party’s common shares, as the case may be, a number of shares of such Party’s common shares that would, when combined with any other changes in ownership of such Party’s common shares pertinent for purposes of Section 355(e) of the Code, comprise 25% or more of (i) the value of all outstanding shares of stock of such Party as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of such Party as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by a Party of a shareholder rights plan or (B) issuances by a Party that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury

Exhibit 10.1

Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes, provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restriction Period” means the period beginning at the effective time of the Distribution and ending on the two-year anniversary of the day after the Distribution Date.

“Section 336(e) Election” has the meaning set forth in Section 6.03.

“Separation Agreement” means the Separation and Distribution Agreement, dated as of the date of this Agreement, between the Parties.

“Single Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that includes assets or activities relating only to the Bearings Business, on the one hand, or the Steel Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Steel Business” means (i) the business and operations conducted by Timken and its Subsidiaries prior to the Distribution comprising what is referred to in the Timken 10‑K as the Steel segment; (ii) any other business directly conducted by any member of the TimkenSteel Group (as defined in the Separation Agreement) primarily through the use of TimkenSteel Assets (as defined in the Separation Agreement) as of or prior to the date of the Distribution; and (iii) any business operation or assets that, at the time they were discontinued or sold, were part of the Steel business as then reported in the Timken 10-K.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Subsidiary” of any Person means another Person (a) in which the first Person owns, directly or indirectly, an amount of the voting securities, voting partnership interests or other voting ownership sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, interests or ownership, a majority of the equity interests in such other Person), or (b) of which the first Person otherwise has the power to direct the management and policies. A Subsidiary may be owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

Exhibit 10.1

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including income, gross receipts, excise, property, sales, use, license, common shares, transfer, franchise, payroll, withholding, social security, value added, goods and services, consumption, and other taxes, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attribute” means a net operating loss, net capital loss, tax credit, earnings and profits, overall foreign loss, separate limitation loss, previously taxed income, or any item of income, gain, loss, deduction, credit, recapture or other item that may have the effect of increasing or decreasing any income Tax paid or payable.

“Tax Benefit” has the meaning set forth in Section 3.04.

“Tax-Free Status of the Transactions” means the tax-free treatment accorded to the Contribution and the Distribution as set forth in the Opinion.

“Tax Materials” has the meaning set forth in Section 6.01(a).

“Tax Matter” has the meaning set forth in Section 7.01(a)(i).

“Tax Package” means all relevant Tax-related information relating to the operations of the Bearings Business or the Steel Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Representation Letter” means any letter containing certain representations and covenants issued by Timken or any of its Subsidiaries to Counsel in connection with the Opinion.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

Exhibit 10.1

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Timken” has the meaning set forth in the preamble.

“Timken 10‑K” means Timken’s Annual Report on Form 10‑K, including for the fiscal year ended December 31, 2013, and all prior fiscal years.

“Timken Allocable Portion” means, with respect to any Tax paid after the Distribution Date relating to a Mixed Business Tax Return, the amount of any such Tax less the TimkenSteel Allocable Portion.

“Timken Common Shares” means (i) all classes or series of outstanding common shares of Timken for U.S. federal income tax purposes, including common stock and all other instruments treated as outstanding equity in Timken for U.S. federal income tax purposes, and (ii) all options, warrants and other rights to acquire such stock.

“Timken Disqualifying Action” means (i) any action (or the failure to take any action) within its control by Timken or any Timken Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), or (ii) any event (or series of events) involving Timken Common Shares, any assets of Timken or any assets of any Timken Entity that, in each case, negates the Tax-Free Status of the Transactions in whole or in part, regardless of whether such act or failure to act (x) is covered by a Post-Distribution Ruling or an Unqualified Tax Opinion, or (y) occurs during or after the Restriction Period.

“Timken Entity” means a member of the Timken Group.

“Timken Group” means Timken and each of its direct or indirect Subsidiaries that is not a member of the TimkenSteel Group, and each Person that is or becomes a member of the Timken Group after the Distribution, including any Person that is or was merged into Timken or any direct or indirect Subsidiary that is not a member of the TimkenSteel Group.

“Timken Percentage” 100% minus the TimkenSteel Percentage.

“Timken Taxes” means, without duplication, (i) any Taxes imposed on Timken (or any of its Subsidiaries) or TimkenSteel (or any of its Subsidiaries) attributable to a Timken Disqualifying Action, (ii) the Timken Percentage of any Taxes imposed on Timken (or any of its Subsidiaries) or TimkenSteel (or any of its Subsidiaries) attributable to both a TimkenSteel Disqualifying Action and a Timken Disqualifying Action, (iii) 50% of all Transfer Taxes, (iv) the Timken Allocable Portion of any Taxes in respect of a Mixed Business Tax Return, and (v) any Taxes in respect of any Single

Exhibit 10.1

Business Tax Return related to the Bearings Business. For the avoidance of doubt, Timken Taxes shall not include any Taxes solely attributable to a TimkenSteel Disqualifying Action.

“TimkenSteel” has the meaning set forth in the preamble.

“TimkenSteel Allocable Portion” means, with respect to any Tax paid after the Distribution Date or any Adjustments to Tax after the Distribution Date relating to a Mixed Business Tax Return, the amount of such Tax attributable to TimkenSteel, any TimkenSteel Entity, or the Steel Business, as determined taking into account historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local or foreign law. For purposes of determining the TimkenSteel Allocable Portion of any Tax related to a Pre-Closing Period or Straddle Period for which no Tax Return has been filed, the amount of the TimkenSteel Allocable Portion will be determined after subtracting the amount of the Tax (whether positive, or if a loss, negative) attributable to TimkenSteel, any TimkenSteel Entity, or the Steel Business as agreed to by the Parties with respect to the portion of the Tax year ending on June 30, 2014.

“TimkenSteel Common Shares” means (i) all classes or series of outstanding common shares of TimkenSteel for U.S. federal income tax purposes, including common shares and all other instruments treated as outstanding equity in TimkenSteel for U.S. federal income tax purposes, and (ii) all options, warrants and other rights to acquire such stock.

“TimkenSteel Disqualifying Action” means (i) any action (or the failure to take any action) by TimkenSteel or any TimkenSteel Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), or (ii) any event (or series of events) involving the TimkenSteel Common Shares, any assets of TimkenSteel or any assets of any TimkenSteel Entity that, in each case, negates the Tax-Free Status of the Transactions in whole or in part, regardless of whether such act or failure to act (A) is covered by a Post-Distribution Ruling or an Unqualified Tax Opinion, or (B) occurs during or after the Restriction Period.

“TimkenSteel Entity” means a member of the TimkenSteel Group.

“TimkenSteel Group” means TimkenSteel and each Person that will be a direct or indirect Subsidiary of TimkenSteel immediately prior to the Distribution (but after giving effect to the Contribution), including the entities set forth on Schedule 1.1(E) of the Separation Agreement, and each Person that is or becomes a member of the TimkenSteel Group after the Distribution, including in all circumstances any Person that is or was merged into TimkenSteel or any direct or indirect Subsidiary that is a member of the TimkenSteel Group.

Exhibit 10.1

“TimkenSteel Percentage” means the percentage determined by dividing (i) the average total value of the TimkenSteel Common Shares for the five business days following the Distribution Date, computed for each day by averaging the intraday high and intraday low trading price of the TimkenSteel Common Shares and multiplying such amount by the total number of shares of TimkenSteel Common Shares outstanding on such day, by (ii) the sum of (A) the amount determined in clause (i) and (B) the average total value of the Timken Common Shares for the five business days following the Distribution Date, computed for each day by averaging the intraday high and intraday low trading price of the Timken Common Shares and multiplying such amount by the total number of shares of Timken Common Shares outstanding on such day.

“TimkenSteel Taxes” means, without duplication, (i) any Taxes imposed on Timken (or any of its Subsidiaries) or TimkenSteel (or any of its Subsidiaries) attributable to a TimkenSteel Disqualifying Action, (ii) the TimkenSteel Percentage of any Taxes imposed on Timken (or any of its Subsidiaries) or TimkenSteel (or any of its Subsidiaries) attributable to both a TimkenSteel Disqualifying Action and a Timken Disqualifying Action, (iii) 50% of all Transfer Taxes, (iv) the TimkenSteel Allocable Portion of any Taxes in respect of a Mixed Business Tax Return, and (v) any Taxes in respect of any Single Business Tax Return related to the Steel Business. For the avoidance of doubt, TimkenSteel Taxes shall not include any Taxes solely attributable to a Timken Disqualifying Action.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Contribution or the Distribution, and paid after the Distribution Date.

“Treasury Regulations” means the final and temporary (but not proposed) Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a reasoned “will” opinion, without qualifications, of a nationally recognized law firm to the effect that a transaction will not affect the Tax-Free Status of the Transactions. For purposes of this definition, an opinion is reasoned if it describes the reasons for the conclusions and includes the facts, assumptions, and supporting legal analysis.

“U.S.” means the United States of America.

ARTICLE II.
PREPARATION, FILING AND PAYMENT OF TAXES

Section 2.01    Responsibility of Parties to Prepare Tax Returns and Pay Taxing Authority.

Exhibit 10.1

(a)    Timken Tax Returns. Timken shall prepare and file (or cause a Timken Entity to prepare and file) all (i) Single Business Tax Returns relating to the Bearings Business and (ii) all Mixed Business Tax Returns, and shall pay (or cause such Timken Entity to pay) all Taxes shown to be due and payable on such Tax Returns.
(b)    TimkenSteel Tax Returns. TimkenSteel shall prepare and file (or cause a TimkenSteel Entity to prepare and file) all Single Business Tax Returns relating to the Steel Business, and shall pay (or cause such TimkenSteel Entity to pay) all Taxes shown to be due and payable on such Tax Returns.
Section 2.02    Tax Return Procedures for Mixed Business Tax Returns.
(a)    Timken shall prepare all Mixed Business Tax Returns consistent with historical practice, the Opinion, and the Tax Representation Letter unless otherwise required by Law or agreed to in writing by TimkenSteel. In the event that there is no historical practice for reporting a particular item or matter, Timken shall determine the reporting of such item or matter provided that such determination is, in the reasonable opinion of Timken, at least more likely than not to be sustained. In connection with the preparation of any Mixed Business Tax Return, TimkenSteel will assist and cooperate with Timken with respect to Timken’s preparation of each Mixed Business Tax Return, including assisting Timken in the preparation of a pro forma Tax Return for TimkenSteel and any TimkenSteel Entity to be used in determining the TimkenSteel Allocable Portion with respect to such Mixed Business Tax Return.
(b)    In connection with any Mixed Business Tax Return, no later than 30 days prior to the Due Date of each such Tax Return, Timken shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) and a document determining the TimkenSteel Allocable Portion of Taxes with respect to such Mixed Business Tax Return to TimkenSteel. The failure of Timken to make available any such materials described in the preceding sentence to TimkenSteel within the time frame described in the preceding sentence shall not relieve TimkenSteel of any obligation which it may have to Timken under this Agreement except to the extent that TimkenSteel is actually prejudiced by such failure. TimkenSteel shall have access to any and all data and information necessary for the preparation of all such Mixed Business Tax Returns and the Parties shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than 15 days after receipt of such Mixed Business Tax Returns (and related documents), TimkenSteel shall have a right to object to such Mixed Business Tax Return (or items with respect thereto, including the TimkenSteel Allocable Portion with respect to such Mixed Business Tax

Exhibit 10.1

Return) by written notice to Timken; such written notice shall contain such disputed item (or items) and the basis for its objection. TimkenSteel shall pay to Timken no later than five days prior to the Due Date of each such Tax Return the TimkenSteel Allocable Portion of Taxes shown as due and payable on such Mixed Business Tax Return (net of any prepayment made against such amount).
(c)    With respect to a Mixed Business Tax Return delivered by Timken to TimkenSteel pursuant to Section 2.02(b), if TimkenSteel does not object by proper written notice described in Section 2.02(b), such Mixed Business Tax Return and the calculation of the TimkenSteel Allocable Portion with respect thereto shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.02(c). If TimkenSteel does object by proper written notice described in Section 2.02(b), Timken and TimkenSteel shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if Timken and TimkenSteel have not resolved the disputed item or items by the day five days prior to the Due Date of such Mixed Business Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.02(a) (revised to reflect all initially disputed items that Timken and TimkenSteel have agreed upon prior to such date). In the event that a Mixed Business Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 2.02(b) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 8.01 (interpreted without regard to the requirement that the Accounting Firm render a determination no later than the Due Date of the Tax Return at issue). In the event that the resolution of such disputed item (or items) in accordance with Section 8.01 with respect to a Mixed Business Tax Return is inconsistent with such Mixed Business Tax Return as filed, Timken (with cooperation from TimkenSteel, if necessary) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Mixed Business Tax Return is adjusted as a result of a resolution pursuant to this Section 2.02(c), proper adjustment shall be made to the amounts previously paid or required to be paid in a manner that reflects such resolution.

Exhibit 10.1

Section 2.03    Expenses. Except as provided otherwise herein or in the Separation Agreement, each Party shall bear its own expenses incurred in connection with this Article 2.
Section 2.04    Coordination with Article 4. This Article 2 shall not apply to any amended Tax Returns, other than such Tax Returns required to be amended under Section 2.02(c), all other such amended Tax Returns governed by Article 4.
ARTICLE III.
PAYMENT OF TAXES AND INDEMNIFICATION.

Exhibit 10.1

Section 3.01    Payment and Indemnification by Timken. Timken shall pay, and shall indemnify and hold the TimkenSteel Group harmless from and against, without duplication, (a) all Timken Taxes, (b) all Taxes incurred by TimkenSteel or any TimkenSteel Entity by reason of the breach by Timken of any of its representations, warranties or covenants hereunder, and (c) any external costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses but excluding any expenses described in Section 2.03).
Section 3.02    Payment and Indemnification by TimkenSteel. TimkenSteel shall pay, and shall indemnify and hold the Timken Group harmless from and against, without duplication, (a) all TimkenSteel Taxes, (b) all Taxes incurred by Timken or any Timken Entity by reason of the breach by TimkenSteel of any of its representations, warranties or covenants hereunder, and (c) any external costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses but excluding any expenses described in Section 2.03).
Section 3.03    Timing of Tax Payments. Unless otherwise provided in this Agreement, in the event that a Party (the “Indemnifying Party”) is required to make a payment to another Party (the “Indemnified Party”) pursuant to this Article 3, the Indemnified Party shall deliver written notice of the payments to the Indemnifying Party, including proof of payment to the Taxing Authority, in accordance with Section 8.19 on the last day of the calendar quarter in which the obligation giving rise to the indemnification payment must be satisfied, and the Indemnifying Party shall be required to make payment to the Indemnified Party within 10 days after notice of such payment is delivered to the Indemnifying Party.

Exhibit 10.1

Section 3.04    Characterization of and Adjustments to Payments. For all Tax purposes, Timken and TimkenSteel agree to treat (a) any payment required by this Agreement or (b) any indemnity payments required by the Contribution Agreement or Separation Agreement (other than payments pursuant to Section 8.03) as either a contribution by Timken to TimkenSteel or a distribution by TimkenSteel to Timken, as the case may be, occurring immediately prior to the Distribution Date. Except as otherwise provided, any payment under this Agreement shall be decreased to take into account any reduction in taxable income of the Indemnified Party arising from the payment by the Indemnified Party of such indemnified liability and increased to take into account any inclusion in taxable income of the Indemnified Party arising from the receipt of such indemnity payment if there is any such increase notwithstanding the first sentence of this Section 3.04 (collectively, “Tax Benefits”). Any Tax Benefit shall be determined (i) using the highest applicable marginal U.S. federal corporate income tax rate in effect at the time of the determination (and excluding any state income tax effect of such inclusion or reduction) and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate, the Indemnified Party has sufficient taxable income to use any tax deduction, and has no other relevant Tax Attributes at the time of the determination. For the avoidance of doubt, the previous two sentences of this Section 3.04 do not apply to any payments made pursuant to Section 6.03.
ARTICLE IV.
REFUNDS, CARRYBACKS, AMENDMENTS AND TAX ATTRIBUTES.
Section 4.01    Refunds
(a)    Except as provided in Section 4.02, Timken shall be entitled to all Refunds of Taxes with respect to which Timken would be liable for payment under Article 3 if such Taxes were paid after the Distribution Date, and TimkenSteel shall be entitled to all Refunds of Taxes with respect to which TimkenSteel would be liable for payment under Article 3 if such Taxes were paid after the Distribution Date. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay to the other Party the amount to which such other Party is entitled within 10 days after the receipt of the Refund.

Exhibit 10.1

(b)    Notwithstanding Section 4.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable by such Party (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.
(c)    In the event of an Adjustment relating to Taxes for which one Party is or may be liable pursuant to Article 3 would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be liable pursuant to Article 3 (the “Benefited Party”), then the Benefited Party shall pay to the other Party within 10 days of the Final Determination of such Adjustment an amount equal to the lesser of (a) the amount of such hypothetical Refund or (b) the amount of such reduction in the Taxes of the Benefited Party, in each case plus interest at the rate set forth in Section 6621(a)(1) of the Code on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date to the other Party.
(d)    To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or as the result of a Tax Proceeding, such reduction shall be allocated to the Party that was entitled to such Refund pursuant to this Section 4.01 and an appropriate adjusting payment shall be made by such Party to the other Party if the other Party originally paid the Refund to such Party. For the avoidance of doubt, this Section 4.01(d) is intended to make whole the other Party that was not entitled to the Refund.
Section 4.02    Carrybacks.
(a)    Subject to Timken’s discretion to file an amended Tax return under Section 4.03, each Party is permitted (but not required) to carry back (or to cause its Subsidiaries to carry back) a loss, credit, or other Tax Attribute realized in a Post-Closing Period or a Straddle Period to a Pre-Closing Period or a Straddle Period; provided, however, that if such carryback would reasonably be expected to adversely impact the other Party (including through an increase in Taxes or a loss or reduction in the utilization of a loss, credit, or other Tax Attribute regardless of whether or when such loss, credit, or other Tax Attribute otherwise would have been used), such carryback shall not be permitted without first obtaining the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

Exhibit 10.1

(b)    Refunds for Carrybacks.
(i)     Subject to Sections 4.02(c) and 4.02(d), in the event that any member of the TimkenSteel Group chooses to (or is required to under applicable Law), and is permitted to under Sections 4.02(a) and 4.03, carry back a loss, credit, or other Tax Attribute to a Mixed Business Tax Return, Timken shall cooperate with TimkenSteel and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from a permitted carryback (including by filing an amended Tax Return at TimkenSteel’s cost and expense). TimkenSteel (or such member) shall be entitled to any Refund realized by any member of the Timken Group or TimkenSteel Group as a result of the carryback.
(ii)    Subject to Sections 4.02(c) and 4.02(d), in the event that any member of the Timken Group chooses to (or is required to under applicable Law), and is permitted to under Sections 4.02(a) and 4.03, carry back a loss, credit, or other Tax Attribute to a Mixed Business Tax Return, TimkenSteel shall cooperate with Timken and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from a permitted carryback (including by filing an amended Tax Return at Timken’s cost and expense). Timken shall be entitled to any Refund realized by any member of the TimkenSteel Group or Timken Group as a result of the carryback.
(c)    Except as otherwise provided by applicable Law, if any loss, credit or other Tax Attribute of the Bearings Business and the Steel Business both would be eligible to be carried back or carried forward to the same Pre-Closing Period or Straddle Period (had such carryback been the only carryback to such taxable period) (such amount for each of Bearings Business and the Steel Business separately referred to as the “Carryback Amount” and the sum of both amounts returned to as the “Aggregate Carryback Amount”), any Refund resulting therefrom shall be allocated between Timken and TimkenSteel proportionately based on the ratio of the Bearings Business Carryback Amount to the Aggregate Carryback Amount and the Steel Business Carryback Amount to the Aggregate Carryback Amount, respectively. Appropriate adjustments to the allocation of any Refund under the preceding sentence shall be made if the carryback results in any additional Tax Attributes being allocated to the Timken Group or the TimkenSteel Group (for example, under the regulations applicable to U.S. federal consolidated income tax returns) to the extent necessary to cause the Timken Group, on the one hand, and the TimkenSteel Group, on the other hand, to proportionately benefit from such carryback.

Exhibit 10.1

(d)    To the extent the amount of any Refund under this Section 4.02 is later reduced by a Taxing Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.02.
Section 4.03    Amended Tax Returns.
(a)    Mixed Business Tax Returns. Timken shall, in its sole discretion, be permitted to amend, or to cause TimkenSteel or any TimkenSteel Entity to amend (and TimkenSteel shall, if Timken so chooses, amend or cause the applicable TimkenSteel Entity to amend), any Mixed Business Tax Return; provided, however, that unless otherwise required by a Final Determination, Timken shall not be permitted to so amend any such Mixed Business Tax Return to the extent that any such amendment or filing (i) would reasonably be expected to materially adversely impact TimkenSteel (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), (ii) would be inconsistent with historical practice, or (iii) would be inconsistent with the Opinion or Tax Representation Letter, in each case without the prior written consent of TimkenSteel, which consent shall not be unreasonably withheld or delayed. If requested in writing by TimkenSteel at least 60 days prior to the expiration of the applicable statute of limitations, Timken shall amend any Mixed Business Tax Return to reflect changes proposed by TimkenSteel; provided, however, that TimkenSteel shall reimburse Timken for all reasonable out-of-pocket costs and expenses incurred by Timken in amending such Mixed Business Tax Return; provided, further, that unless otherwise required by a Final Determination, Timken shall not be required to so amend any such Mixed Business Tax Return to the extent that any such amendment (A) would reasonably be expected to materially adversely impact Timken (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), (B) would be inconsistent with historical practice, or (C) would be inconsistent with the Opinion or Tax Representation Letter.
(b)    Single Business Tax Returns.
(i)    Timken. Timken shall, in its sole discretion, be permitted to amend (or cause or permit to be amended) any Single Business Tax Return relating to the Bearings Business.
(ii)    TimkenSteel. TimkenSteel shall, in its sole discretion, be permitted to amend (or cause or permit to be amended) any Single Business Tax Return relating to the Steel Business.
Section 4.04    Tax Attributes.

Exhibit 10.1

(a)    Tax Attributes arising in a Pre-Closing Period will be allocated to (and the benefits and burdens of such Tax Attribute will inure to) the Timken Group and the TimkenSteel Group in accordance with historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local and foreign Law. For the avoidance of doubt, the CAT Credit will be allocated in the manner agreed to by the State of Ohio. Timken and TimkenSteel shall jointly determine the allocation of such Tax Attributes arising in Pre-Closing Periods as soon as reasonably practicable following the Distribution Date, and shall compute all Taxes for a Post-Closing Period and Straddle Period consistently with that determination unless otherwise required by a Final Determination.
(b)    Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.04(a).
(c)    Notwithstanding anything to the contrary in this Agreement, Timken shall at all times be entitled to any Tax deduction or credit, as the case may be, relating to (i) the exercise of Timken Common Shares compensatory stock options, (ii) restricted stock that has vested (in whole or in part) on or prior to the Distribution Date, or (iii) restricted stock with respect to Timken Common Shares. TimkenSteel shall be entitled to any Tax deduction or credit, as the case may be, relating to (A) the exercise of TimkenSteel Common Shares compensatory stock options or (B) restricted stock with respect to TimkenSteel Common Shares. To the extent any Tax deduction that is described in either of the first two sentences of this Section 4.04(c) and claimed by the Party to whom the deduction is allocated under this section 4.04(c) is disallowed to such Party and a Taxing Authority makes a determination that the other Party is entitled to such deduction, the Party denied such deduction shall notify the other Party of the receipt of such determination, promptly after receipt thereof, and the Party for which the determination allows the Tax deduction shall pay to the other Party the amount of the Tax Benefit arising therefrom.
ARTICLE V.
TAX PROCEEDINGS

Exhibit 10.1

Section 5.01    Notification of Tax Proceedings. Within 10 days after a Controlling Party (or its Subsidiary) becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Interested Party is responsible pursuant to Article 3, such Controlling Party shall provide notice to the Interested Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Interested Party copies of notices and communications relating to such Tax Proceeding. The failure of the Controlling Party to provide notice to the Interested Party of the commencement of any such Tax Proceeding within such 10-day period or promptly forward any further notices or communications shall not relieve the Interested Party of any obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party is actually prejudiced by such failure.

Exhibit 10.1

Section 5.02    Tax Proceeding Procedures. The Controlling Party, in its sole discretion, and at its own expense, shall be entitled to control, administer, contest, litigate, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding and any such actions taken by the Controlling Party shall be made diligently and in good faith; provided that the Controlling Party shall (a) keep the Interested Party informed in a timely manner of all actions proposed to be taken by the Controlling Party and shall permit the Interested Party to comment in advance on the Controlling Party’s oral or written submissions with respect to such Tax Proceeding, (b) prepare all correspondence or filings to be submitted to any Taxing Authority or judicial authority in a manner consistent with the Tax Return, which is the subject of such Adjustment, as filed and timely provide the Interested Party with copies of any such correspondence or filings for the Interested Party’s prior review and comment and (c) provide the Interested Party with written notice reasonably in advance of, and the Interested Party shall have the right to attend and participate in, any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority with respect to such Adjustment. Furthermore, the Controlling Party may not settle or otherwise resolve a Tax Proceeding with respect to an Adjustment that would reasonably be expected to impact the Tax liability of an Interested Party without the consent of such Interested Party, such consent not to be unreasonably withheld; provided that the Controlling Party shall be permitted to settle or otherwise resolve a Tax Proceeding if and when the only unsettled issue of such Tax Proceeding relates to an Adjustment for which an Interested Party has consent rights pursuant to the previous clause, but has not consented to settlement.
Section 5.03    Tax Proceeding Cooperation. Each Party shall act in good faith and use its reasonable best efforts to cooperate fully with the other Party (and its Subsidiaries) in connection with such Tax Proceeding and shall provide or cause its Subsidiaries to provide such information to each other as may be necessary or useful with respect to such Tax Proceeding in a timely manner, identify and provide access to potential witnesses, and other persons with knowledge and other information within its control and reasonably necessary to the resolution of the Tax Proceeding.
ARTICLE VI.

Exhibit 10.1

TAX-FREE STATUS OF THE TRANSACTIONS
Section 6.01    Representations and Warranties.
(c)    TimkenSteel. TimkenSteel hereby represents and warrants or covenants and agrees, as appropriate, that:
(i)    it has examined (A) the Opinion, (B) the Tax Representation Letter, and (C) any other materials delivered or deliverable by Timken or TimkenSteel in connection with the rendering by Counsel of the Opinion (all of the foregoing, collectively, the “Tax Materials”) ;
(ii)    the facts presented and the representations made therein, to the extent descriptive of the TimkenSteel Group (including the business purposes for the Distribution as described in the Opinion and the other Tax Materials to the extent that they relate to the TimkenSteel Group and the plans, proposals, intentions and policies of the TimkenSteel Group), are, or will be from the time presented or made through and including the Distribution Date and thereafter as relevant, true, correct and complete in all respects ;
(iii)    it knows of no fact (after due inquiry) that may negate the Tax-Free Status of the Transactions ; and
(iv)    neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.
(d)    Timken. Timken hereby represents and warrants or covenants and agrees, as appropriate, that:
(i)    it has examined the Tax Materials ;
(ii)    it has delivered complete and accurate copies of the Tax Materials to TimkenSteel, and the facts presented and the representations made therein, to the extent descriptive of the Timken Group (including the business purposes for the Distribution as described in the Opinion, and the other Tax Materials to the extent that they relate to the Timken Group and the plans, proposals, intentions and policies of the Timken Group), are, or will be from the time presented or made through and including the Distribution Date and thereafter as relevant, true, correct and complete in all respects ;

Exhibit 10.1

(iii)    it knows of no fact (after due inquiry) that may negate the Tax-Free Status of the Transactions ; and
(iv)    neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.
Section 6.02    Limits on Proposed Acquisition Transactions and Other Transactions During Restriction Period.
(d)    During the Restriction Period, Timken and TimkenSteel:
(i)    shall continue and cause to be continued the active conduct of the Bearings Business and the Steel Business, in each case taking into account Section 355(b)(3) of the Code and as conducted immediately prior to the Distribution;
(ii)    shall not voluntarily dissolve, liquidate, or partially liquidate (including any action that is treated as a liquidation for federal income Tax purposes);
(iii)    shall not enter into any Proposed Acquisition Transaction or, approve any Proposed Acquisition Transaction, or permit any Proposed Acquisition Transaction to occur;
(iv)    shall not redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48 (provided, however, that the fact that any such redemption or repurchase satisfies Section 4.05(1)(b) of Revenue Procedure 96-30 shall not prevent such redemption or repurchase from being considered, or taken into account for purposes of another transaction constituting, a Proposed Acquisition Transaction, in which case clause (iii) shall apply);
(v)    shall not amend its articles of incorporation (or other organizational documents), or take any other action or approve or permit the taking of any action, whether through a stockholder vote or otherwise, affecting the relative voting rights of the common shares (including through the conversion of any common shares into another class of capital stock);
(vi)    shall not issue shares of a new class of nonvoting stock;
(vii)    shall not merge or consolidate with any other Person; provided, however, that if Timken or TimkenSteel acquires equity of another Person in a

Exhibit 10.1

transaction that is not otherwise described in clauses (i) through (vi), (viii), or (ix) of this Section 6.02(a), then the merger or consolidation of such Person with and into Timken or TimkenSteel (with Timken or TimkenSteel surviving), as applicable, shall not constitute a merger or consolidation described in this clause (vii);
(viii)    shall not sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose of (including in any transaction treated for U.S. federal income Tax purposes as a sale, transfer or disposition, and including any sale, transfer or other disposition to an Subsidiary or otherwise) assets (including, any shares of common shares of a Subsidiary) that, in the aggregate, constitute more than 35% of its consolidated gross or net assets. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income Tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of such company. The percentages of consolidated gross and net assets sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross or net assets, as the case may be, of Timken and TimkenSteel, as applicable, as of the Distribution Date. For purposes of this Section 6.02(a)(viii), a merger of Timken or TimkenSteel with and into any Person shall constitute a disposition of all of the assets of Timken or TimkenSteel, respectively; and
(ix)    shall not take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and taking into account any other transactions described in this Section 6.02(a)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Timken or TimkenSteel or otherwise jeopardize the Tax-Free Status of the Transactions.
(e)    Notwithstanding the restrictions imposed by Section 6.02(a), during the Restriction Period, Timken and TimkenSteel shall be permitted to take such action or one or more actions set forth in the foregoing clauses (i) through (ix), if, prior to taking any such actions, the Party taking the action (the “Acting Party”) set forth in the foregoing clauses (i) through (ix) shall (1) have received a favorable private letter ruling from the IRS, or a ruling from another appropriate Taxing Authority that confirms that such action or actions will not affect the Tax-Free Status of the Transactions, taking into account such actions and any other relevant transactions in the aggregate (a “Post-

Exhibit 10.1

Distribution Ruling”), in form and substance satisfactory to the other Party (the “Non-Acting Party”), or (2) have received an Unqualified Tax Opinion that confirms that such action or actions will not affect the Tax-Free Status of the Transactions, or (3) the Non-Acting Party shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is satisfactory, the Non-Acting Party shall exercise its discretion, in good faith, solely to preserve the Tax-Free Status of the Transactions and may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the Non-Acting Party’s views on the substantive merits of such ruling or opinion. The Acting Party shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to the Non-Acting Party as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (i) through (ix). The Acting Party shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse the Non-Acting Party for all reasonable out-of-pocket costs and expenses that the Non-Acting Party may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

Exhibit 10.1

Section 6.03    Section 336(e) Elections. Pursuant to Treasury Regulation sections 1.336-2(h)(1)(i) and 1.336-2(j), Timken and TimkenSteel agree that Timken shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for TimkenSteel and each TimkenSteel Affiliate that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulation section 1.336(e)-1(b)(6), either because (a) the Distribution is not a transaction described in Treasury Regulations section 1.336-1(b)(5)(i)(B) or (b) Treasury Regulation Section 1.336-1(b)(5)(ii) applies to the Distribution. If and to the extent that there is a violation of the Tax-Free Status of the Transaction, and the resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are considered Timken Taxes (rather than TimkenSteel Taxes), then, to that extent, Timken shall be entitled to quarterly payments from TimkenSteel equal to the actual Tax savings arising from the step-up in Tax basis resulting from the Section 336(e) Election, determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards), and less a reasonable charge for administrative expenses necessary to secure the Tax savings.
ARTICLE VII.
COOPERATION
Section 7.01    General Cooperation.

Exhibit 10.1

(f)    The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:
(i)    the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;
(ii)    the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;
(iii)     the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and
(iv)    the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.
Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Exhibit 10.1

Section 7.02    Retention of Records. Timken and TimkenSteel shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until 60 days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will provide notice to each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.
ARTICLE VIII.
MISCELLANEOUS
Section 8.01    Dispute Resolution.
(a)    Except as otherwise provided herein, in the event of any dispute between the Parties as to any matter covered by this Agreement, the dispute shall be governed exclusively by the procedures set forth in Section 8.01(b).
(b)    With respect to any dispute governed by this Section 8.01(b), the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Timken and TimkenSteel and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than 45 days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the historical practices of Timken and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall

Exhibit 10.1

require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

Exhibit 10.1

Section 8.02    Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between Timken, on the one hand, and TimkenSteel or a TimkenSteel Entity, on the other (other than this Agreement), shall be or shall have been terminated no later than the effective time of the Distribution and, after the effective time of the Distribution, none of Timken, TimkenSteel or a TimkenSteel Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.
Section 8.03    Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.
Section 8.04    Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms, provided, however, that the representations and warranties and all indemnification for Taxes shall survive until 90 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification, provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.
Section 8.05    Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated by the board of directors of Timken, in its sole and absolute discretion, at any time prior to the Distribution. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any member of its Group or any of its respective directors or officers) will have any liability or further obligation to the other Party (or member of its Group) with respect to this Agreement. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Exhibit 10.1

Section 8.06    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement.
Section 8.07    Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement and any annexes, exhibits, schedules and appendices hereto constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement will not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement or in any document required to be delivered hereunder. Notwithstanding any oral agreement or course of action of the Parties or their representatives to the contrary, no Party to this Agreement will be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement and the Separation Agreement, as applicable, will have been executed and delivered by each of the Parties. Except as specifically set forth in the Separation Agreement and the Employee Matters Agreement, and except as provided in Section 8.15, all matters related to Taxes or Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement. Except as provided in Section 8.15, in the event of a conflict between this Agreement and the Separation Agreement or the Employee Matters Agreement with respect to such matters, this Agreement shall govern and control.

Exhibit 10.1

Section 8.08     Assignment. Except as expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment or delegation without such prior written consent will be null and void. If any Party to this Agreement (or any of its successors or permitted assigns) (a) will consolidate with or merge into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (b) will transfer all or substantially all of its properties and/or assets to any Person, then, and in each such case, the Party (or its successors or permitted assigns, as applicable) will ensure that such Person assumes all of the obligations of such Party (or its successors or permitted assigns, as applicable) under this Agreement, in which case the consent described in the previous sentence will not be required.
Section 8.09    No Third-Party Beneficiaries. Except as provided in Article 3 with respect to the TimkenSteel Group and the Timken Group, nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the Parties and their respective Subsidiaries and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 8.10    Specific Performance. Subject to the provisions of Section 8.01, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties.

Exhibit 10.1

Section 8.11    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing expressly designated as an amendment hereto, signed on behalf of each Party hereto.

Exhibit 10.1

Section 8.12    Waiver. No failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties (and the other members of their respective Groups) under this Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.
Section 8.13    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including any Schedules or Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Timken and TimkenSteel have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Exhibit 10.1

Section 8.14    Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.
Section 8.15    Coordination with the Contribution Agreement, Separation Agreement or Employee Matters Agreement. To the extent any conflict arises between this Agreement and the Contribution Agreement or Separation Agreement, this Agreement shall control. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.
Section 8.16    Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.
Section 8.17    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Ohio, without regard to the conflicts of law rules thereof.
Section 8.18    Force Majeure. Neither Party hereto (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.

Exhibit 10.1

Section 8.19    Notices. All notices and other communications under this Agreement will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic transmission, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
If to Timken:
The Timken Company

4500 Mount Pleasant Street NW
North Canton, Ohio 44720-5450
Attention: Senior Vice President and General Counsel
Facsimile:    234-262-4249

If to TimkenSteel:
TimkenSteel Corporation

1835 Dueber Avenue, S.W.
Canton, Ohio 44706-2798
Attention: General Counsel
Facsimile:    330-471-4041

Exhibit 10.1

Section 8.20    No Circumvention. Each Party agrees not to directly or indirectly take any actions, act in concert with any Person who takes any action, or cause or allow any of its Subsidiaries to take any actions (including the failure to take any reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).
Section 8.21    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.
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Exhibit 10.1

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE TIMKEN COMPANY
By: /s/ Philip D. Fracassa____________
Name: Philip D. Fracassa
Title: Chief Financial Officer

TIMKENSTEEL CORPORATION

By: /s/ Christopher J. Holding_________
Name: Christopher J. Holding
Title: Executive Vice President and      Chief Financial Officer

[Signature Page to Tax Sharing Agreement]